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                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                  (In thousands, except per share data)

                                                                  QUARTER ENDED            QUARTER ENDED
                                                                  MARCH 30, 1997           MARCH 31, 1996
                                                                  --------------           --------------
Weighted average number
   of common shares outstanding...........................            114,398                  103,981
   Shares issuable pursuant to employee stock option
       plans less shares assumed repurchased at the
       average market price...............................              1,634                    2,760
   Shares issuable upon conversion of company-
       obligated mandatorily redeemable preferred
       securities.........................................              7,573                       -
   Shares issuable upon conversion of exchangeable
       shares.............................................             16,450                   16,450
                                                                     --------                 --------
NUMBER OF SHARES FOR COMPUTATION OF
   PRIMARY EARNINGS PER COMMON SHARE......................            140,055                  123,191
     Add net additional shares issuable pursuant to
       employee stock option plans at period-end
       market price.......................................                 35                       2
     Add additional shares issuable
       assuming conversion of
       subordinated debentures............................                 -                     8,026
                                                                     --------                 --------
NUMBER OF SHARES FOR COMPUTATION OF
   FULLY DILUTED EARNINGS  PER COMMON SHARE...............            140,090                  131,219
                                                                     ========                 ========
Net income ...............................................           $ 24,637                 $ 19,454
   Add distribution savings on assumed conversion of
     company-obligated mandatorily redeemable
     preferred securities, net of tax.....................              1,552                       -
                                                                     --------                 --------
Net income for computation of primary earnings
   per common share.......................................             26,189                   19,454
   Add interest savings on assumed conversion
     of subordinated debentures, net of tax...............                 -                     1,014
                                                                     --------                 --------
Net income for computation of fully diluted
     earnings per common share............................           $ 26,189                 $ 20,468
                                                                     ========                 ========
Net income per common share:
   Assuming primary dilution..............................               $.19                     $.16
                                                                         ====                     ====

   Assuming full dilution.................................               $.19                     $.16
                                                                         ====                     ====
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